UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: January 19, 2006
(Date of earliest event reported)

FORD MOTOR COMPANY
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-3950	38-0549190
(Commission File Number)	(IRS Employer Identification No.)

One American Road, Dearborn, Michigan	48126
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code 313-322-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 140.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.

On January 19, 2006, Ford Motor Company committed to a plan to, among other things, idle and cease production at 14 manufacturing facilities, including seven vehicle assembly plants, by 2012 in its North American automotive operations. This will reduce Ford's assembly capacity by 1.2 million units, or 26% in North America, by the end of 2008. This also will reduce total employment by 25,000 to 30,000 people during the period 2006 through 2012. See our related press release, filed as Exhibit 99 and incorporated by reference herein, for a discussion of the facts and circumstances surrounding this action.

The costs associated with this action through 2006 are estimated to include pre-tax charges and cash expenditures of $250 million for hourly personnel separations, and pre-tax charges (primarily non-cash) of $220 million for fixed asset write-offs. We cannot at this time reasonably estimate these types of costs associated with this action beyond 2006.

In addition, in connection with this action, we are reviewing costs relating to the guaranteed employment numbers ("GEN") provision of our collective bargaining agreement with the United Auto Workers union. Under this GEN provision we are required to pay idled workers who meet certain conditions substantially all of their wages and benefits for the term of the current agreement. Heretofore, we have had relatively few employees subject to the GEN provision; however, we expect the number of employees subject to the GEN provision to grow over the next few years as a result of the action described above. We are presently assessing the amount of, and the appropriate accounting treatment for, these GEN costs, including the extent, if any, to which future GEN costs should be accrued in the first quarter of 2006.

Item 2.06. Material Impairments.

In connection with the preparation of Ford's consolidated financial statements for the year ended 2005, we concluded that a non-cash, pre-tax charge of $1.3 billion for the impairment of the fixed assets of our Jaguar and Land Rover operations was required to be incurred in the fourth quarter of 2005. This conclusion was made upon determination that the carrying value of the long-lived assets of this operating unit exceeded their fair market value.

Item 9.01. Financial Statements and Exhibits.

EXHIBITS

Designation	Description	Method of Filing

Exhibit 99	News Release dated	Filed with this Report
January 23, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORD MOTOR COMPANY
(Registrant)

Date: January 25, 2006	By:	/s/Kathryn S. Lamping
Kathryn S. Lamping
Assistant Secretary

EXHIBIT INDEX

Designation	Description

Exhibit 99	News Release dated January 23, 2006